Exhibit 10.2

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (the “Sublease Agreement”) is entered into as of September 5, 2007, by and between ASPEN TECHNOLOGY, INC., a Delaware corporation (“Sublandlord”) and EOP CANAL LEASECO LLC a Delaware limited liability company (“Subtenant”).  The following exhibits and attachments are incorporated into and made a part of the Sublease Agreement Exhibit A (Outline and Location c-f Sublet Premises).

RECITALS

A.                                   Sublandlord (as successor in interest to Aspen Technology, Inc., a Massachusetts corporation) is the tenant under that certain lease agreement dated January 30, 1992, as amended by that certain First Amendment dated May 5, 1997, that certain Second Amendment dated August 14, 2000, that certain Third Amendment dated October 26, 2005, and that certain Fourth Lease Amendment and Landlord Consent to Sublease dated as of September 4, 2007 (collectively, the “Master Lease”) entered into by and between MA-TEN CANAL PARK, L.L.C., a Delaware limited liability company (as successor in interest to EOP-Ten Canal Park, L.L.C., as successor in interest to Beacon Properties, L.P., as successor in interest to Teachers Insurance and Annuity Association of America) (“Master Landlord”) and Sublandlord.  Pursuant to the Master Lease, Master Landlord has leased to Sublandlord space currently containing approximately 110,843 rentable square feet (the “Master Premises”) on the 1st through 6th floors of the building commonly known as Ten Canal Park located at Ten Canal Park, Cambridge, Massachusetts (the “Building”).

B.                                     Sublandlord is desirous of subletting to Subtenant a portion of the Master Premises demised under the Master Lease, consisting of the entire 4th and 5th floors of the Building, containing approximately 45,007 rentable square feet of space, in the aggregate, and a portion of the 2nd floor of the Building, containing approximately 2,000 rentable square feet of space, all as shown on Exhibit A hereto (the “Sublet Premises”), and Subtenant is desirous of subletting same from Sublandlord.

NOW THEREFORE, for and in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, Sublandlord and Subtenant agree as follows:

1.                                       Sublet Premises.  Subject and subordinate to the terms, conditions and provisions of the Master Lease and this Sublease Agreement, Sublandlord hereby subleases, to Subtenant, and Subtenant hereby subleases from Sublandlord, the Sublet Premises, in its “as is” condition existing on the Effective Date (as hereinafter defined), without any agreement, representation, obligation, or undertaking on the part of Sublandlord to perform any alterations, improvements, repairs or decorations thereto or to provide any allowance therefor.  Subtenant represents that it has thoroughly examined the Building and the Sublet Premises and is satisfied therewith.

2.                                       Delivery and Term.

2.01                           Sublandlord shall vacate the Sublet Premises no later than September 30, 2007, free and clear of any and all encumbrances, liens, security interests, claims and charges of any kind and deliver the Sublet Premises to Subtenant no later than October 7, 2007 in “AS IS”, “broom clean” condition with all of Sublandlord’s personal property removed therefrom, provided that Sublandlord may leave intact all alterations and improvements existing in the Sublet Premises.

2.02                           The term of this Sublease Agreement (the “Term”) shall commence on October 1, 2007 (the “Commencement Date”) and shall expire on September 30, 2012 (the “Termination Date”), unless sooner terminated due to the provisions hereof.  Notwithstanding anything to the contrary herein, in no event shall the Term of the Sublease Agreement extend beyond the expiration or earlier termination of the Master Lease, and Subtenant acknowledges that the expiration or any earlier termination of the Master Lease as to the Sublet Premises shall automatically extinguish and terminate this Sublease Agreement, except as may be otherwise expressly permitted by Master Landlord.  Sublandlord agrees that it will not enter into an agreement with Master Landlord to terminate the Master Lease prior to the Termination Date of this Sublease Agreement, except in the event of a fire or other casualty or condemnation as provided in the Master Lease.

3.                                       Rent.

3.01                           “Basic Rent” shall mean the following sums during the following periods:

Period or Months of Term	Annual Basic Rent	Monthly Basic Rent
October 1, 3007(1) – September 30, 2012	$1,122,450.00	$93,537.50

(1)  Notwithstanding anything to the contrary set forth herein, Basic Rent shall abate for the one month period of October 1, 2007 through October 31, 2007.

3.02                           Article VIII and Article IX of the Master Lease provide for the payment by Sublandlord of Sublandlord’s prorata share of Taxes, Operating Expenses and Utility Expenses (all as defined in the Master Lease) with respect to the Master Premises (referred to collectively in the Master Lease as “Escalation Charges”).  Landlord’s Escalation Charges for Taxes and Operating Expenses are billed under the Master Lease on a true net basis.  However, as between Sublandlord and Subtenant under this Sublease Agreement, Subtenant shall pay a share of the Taxes and Operating Expenses for the Building on a gross basis, using a “Base Year” for Taxes of Fiscal Year 2008, and a “Base Year” for Operating Expenses of Calendar Year 2008, and Subtenant shall only be responsible for Subtenant’s Prorata Share (as hereinafter defined) of (i) the amount, if any, by which Taxes for a calendar year exceed Taxes paid in the Base Year for Taxes (“Tax Excess”), and (ii) the amount, if any, by which Operating Expenses paid in a calendar year exceed Operating Expenses paid in the Base Year for Operating Expenses (“Expense Excess”).  If Operating Expenses or Taxes in any calendar year decrease below the amount of Operating Expenses or Taxes for the Base Year, Tenant’s Prorata Share, as the case may be, for that calendar year shall be zero dollars ($0).  As used herein, Subtenant’s Prorata Share shall be deemed to mean 47.10%.  The Tax Excess and Expense Excess determined in accordance with the provisions of this Section 3.02 are collectively referred to herein as “Subtenant Escalation Charges”.  The parties acknowledge that the Utility Expenses referenced in the Master Lease are billed as a component of Operating Expenses under the Master Lease, and there is no separate charge to Sublandlord for common area utility expenses notwithstanding anything to the contrary set forth in the Master Lease.  If, at any time, Utility Expenses (as defined in the Master Lease), i.e. common area utility charges are bulled directly by Master Landlord to Sublandlord, Subtenant shall pay Subtenant’s Prorata Share thereof.

Promptly upon receipt from Master Landlord following the end of each calendar year or Fiscal Year, as the case may be, Sublandlord shall furnish Subtenant with statements of the actual Operating Expenses and Expense Excess and the actual Taxes and Tax Excess for the prior calendar year or Fiscal Year, as the case may be.  Sublandlord shall also furnish at such time the written calculations made by Sublandlord in determining Subtenant Escalation Charges pursuant to this Section 3.02.  If the estimated Expense Excess or estimated Tax Excess paid to Sublandlord for the prior calendar year or Fiscal Year, as the case may be, is more than the actual Expense Excess or actual Tax Excess for the prior calendar year or Fiscal Year, as the case may be, Sublandlord shall provide Subtenant with a refund so long as a monetary Default by Subtenant under this Sublease Agreement is not continuing after written notice and the expiration of the cure period set forth in Section 9 of this Sublease Agreement.  If the estimated Expense Excess or estimated Tax Excess paid to Sublandlord for the prior calendar year or Fiscal Year, as the case may be, is less than the actual Expense Excess or actual Tax Excess for such prior calendar year or Fiscal Year, as the case may be, Subtenant shall pay Sublandlord, within 30 days after its receipt of the statement of Operating Expenses or statement of Taxes, as the case may be, any underpayment for the prior calendar year or Fiscal Year, as the case may be.

Upon written request of Subtenant, Sublandlord shall cooperate with Subtenant at no cost to Sublandlord, in facilitating Subtenant’s exercise of the tenant audit rights under Section 9.2(d) of the Master Lease.  Subtenant shall also have the right to object to the calculations of Subtenant Escalation Charges made by Sublandlord within the same time frames set forth in Section 9.2(d) of the Master Lease.

3.03                           At Subtenant’s election, Subtenant may endeavor to cause the public utility corporation providing electrical service to the Building (the “Electric Provider”) to separately meter the Sublet Premises, at Subtenant’s sole cost and expense, for electrical service used and consumed in the Sublet Premises.  If the Sublet

Premises are separately metered or sub-metered, Subtenant shall pay all electrical changes directly to the Electric Provider for all electricity used or consumed in the Sublet Premises.  If, at any time, the Sublet Premises are not separately metered or submetered, Subtenant shall pay, as an electrical charge for the Sublet Premises, and as additional rent under this Sublease Agreement, an amount equal to $1.67 per square foot of the Sublet Premises per calendar year as the same may be increased from time to time based upon the actual electrical service charges {including, but not limited to, cost per kilowatt hour, tax, user fee or rate schedule) billed by the Electric Provider from time to time (the “Electricity Charge”).  For purposes of example only, if the cost per kilowatt hour charged by the Electric Provider to Sublandlord increases by 2% during any billing cycle, the per square foot rate shall increase to $1.70 per square foot.  Subtenant shall pay 1/12th of Sublandlord’s total estimated Electricity Charge on the same day of the month and with the monthly payment of Basic Rent.  There shall be an adjustment and reconciliation of the actual amount owed to Sublandlord and the actual amount paid by Subtenant in the same manner as Subtenant Escalation Charges.

Sublandlord, from time to time and at Sublandlord’s expense, may engage an electrical engineering consultant to make a survey of Subtenant’s electricity usage at the Premises (the “Sublandlord’s Survey”).  The Sublandlord’s Survey shall analyze Subtenant’s electricity consumption at the Sublet Premises.  If Sublandlord elects to deliver the Sublandlord’s Survey to Subtenant, the findings of the Sublandlord’s Survey shall be conclusive and binding on Sublandlord and Subtenant commencing on the first date on which Basic Rent is owed following Subtenant’s receipt of the Sublandlord’s Survey.  Subtenant shall thereafter pay for electricity used at the Sublet Premises at the annual per square foot rate determined by the Sublandlord’s Survey.

Subtenant may object to the Sublandlord’s Survey by sending written notice to the Sublandlord within sixty (60) days of Subtenant’s receipt of the Sublandlord’s Survey (“Subtenant’s Objection Notice”).  Subtenant’s Objection Notice shall be accompanied by an electrical engineering survey made by an independent electrical engineering consultant with at least ten (10) years experience at Subtenant’s expense (the “Subtenant’s Survey”).  If the Sublandlord’s Survey and the Subtenant’s Survey shall concur on the annual per square foot rate for electricity, the agreed upon annual per square foot rate shall be final and binding upon Sublandlord and Subtenant.  If the Subtenant’s Survey fails to concur with the Sublandlord’s Survey, within ninety (90) days after the date Sublandlord receives Subtenant’s Objection Notice, the two (2) consultants shall designate a third electrical engineering consultant having at least ten (10) years experience.   If the two (2) consultants shall fail to agree upon the designation of such third consultant within said ninety day period, the two (2) consultants, or either of them, shall give notice of such failure to Sublandlord and Subtenant, and, if Sublandlord and Subtenant fail to agree upon the selection of such third consultant within fourteen (14) days after the consultants appointed by the parties give notice as aforesaid, either party on behalf of both may apply to the Chief Executive Officer of the Greater Boston Real Estate Board to appoint the third consultant, or upon the failure, refusal or inability to act within thirty (30) days after the application to the Greater Boston Real Estate Board to act, to a court of competent jurisdiction, for designation of such third consultant.

If none of the determinations of the consultants varies from the average of the determinations of the other consultants by more than ten (10%) percent, the average of the determinations of the three {3) consultants shall be the annual per square foot rate for electricity.  If, on the other hand, the determination of any single consultant varies from the average of the determinations from the other two (2) consultants by more than ten (10%) percent, the higher of the determinations of the two (2) consultants whose determinations are closest shall be the annual per square foot rate for electricity.

The determination of the consultants, as provided above, shall be conclusive and binding upon Sublandlord and Subtenant.  Sublandlord and Subtenant shall pay the fees and expenses of the third consultant in equal proportions.  Until such time as the annual per square foot rate for electricity is determined as set forth above, Subtenant shall pay the annual per square foot rate for electricity as determined by the Sublandlord’s Survey.  The parties shall thereafter retroactively adjust the amount paid by Subtenant for electricity within seven (7) days from the determination of the annual par square foot rate for electricity with respect to the Sublet Premises.  Notwithstanding any provisions of this Section to the contrary, in no event shall the annual per square foot rate for electricity be less than $1.67.

3.04                           Subtenant shall pay, as additional rent under this Sublease Agreement, Subtenant’s Prorata Share of the amount billed to Sublandlord by Master Landlord under the Master Lease for the cost of staffing the concierge desk in the lobby on the first (1st) floor of the Building (the “Concierge Charge”).  The Concierge Charge shall be paid in monthly installments together with monthly installments of Basic Rent.  Subtenant shall pay one-twelfth (1/12th) of the Sublandlord’s total estimated Concierge Charge on the same day of the month and with the monthly payment of Basic Rent.  There shall be an adjustment and reconciliation of the actual amount owed to Sublandlord and the actual amount paid by Subtenant in the same manner as Subtenant Escalation Charges.

3.05                           Except as otherwise provided in Section 3.01 or this Section 3.05, Subtenant shall pay Sublandlord, without any setoff or deduction, Basic Rent, as set forth in Section 3.01 above, the Subtenant Escalation Charges, as set forth in Schedule 3.02 above, the Electricity Charge (if applicable), as provided in Section 3.03 above, the Concierge Charge, as provided in Section 3.04 above, and all other sums that Subtenant is required to pay Sublandlord under this Sublease Agreement (collectively, “Rent”).  Rent for any partial month or partial year during the Term shall be prorated on a thirty (30) day month and three hundred sixty (360) day year, respectively.  Subtenant shall pay and be liable for all rental, sales and use taxes (but excluding income taxes), if any, imposed upon or measured by Rent, Basic Rent, Subtenant Escalation Charges (if any), Electricity Charge (if applicable) and Concierge Charge shall be due and payable in advance on the first day of each calendar month without notice or demand, provided that Basic Rent shall abate for the one (1) month period of October 1, 2007 through October 31, 2007.  All other terms of Rent shall be due and payable by Subtenant on or before thirty (30) days after billing by Sublandlord.

Rent shall be made by good and sufficient check, payable and sent as follows: Aspen Technology, Inc., P.O. Box 83048, Woburn, Massachusetts 01803-3048.  Sublandlord may designate another recipient or place of payment for Rent upon not less than fifteen (15) business days prior to the due date for payment.  Subtenant agrees to pay to Sublandlord, as additional rent under this Sublease Agreement, all additional rent payable by Sublandlord under the Master Lease with respect to the Sublet Premises

4.                                       Subordination.  This Sublease Agreement is subordinate to the interests of Master Landlord under the Master Lease, and subject to any interest of a mortgagee in the fee interest of Master Landlord.  Sublandlord agrees not to do or cause to be done or suffer or permit any act to be done which would cause the Master Lease, or the rights of Sublandlord, as lessee or tenant, under the Master Lease, to be endangered, canceled, terminated, forfeited or surrendered, or which would cause Sublandlord to be in default thereunder.

5.                                       Terms of Master Lease.

5.01                           A copy of the Master Lease has been delivered to Subtenant and Subtenant acknowledges that it has read the Master Lease and is familiar with all terms and conditions of the Master Lease.  All of the terms, covenants, conditions and provisions of the Master Lease are hereby incorporated in and made part of this Sublease Agreement only as same relate to the Sublet Premises, except (i) as herein otherwise expressly provided; and (ii) for Sublandlord’s obligation to pay Rent under the Master Lease.  Notwithstanding the foregoing, any inconsistencies between the terms of this Sublease Agreement and those of the Master Lease which shall result from the foregoing incorporation shall be resolved in favor of this Sublease Agreement with respect to the Sublet Premises only, provided, however, that if such resolution would cause Sublandlord to be in default under the terms of the Master Lease, then any inconsistency shall be resolved so as not to cause Sublandlord to be in default under the terms of the Master Lease.  Sublandlord, by reason of the foregoing or any other provision of this Sublease Agreement, shall not be deemed to have assumed and shall not be obligated to perform any duty or obligation of Master Landlord under the Master Lease.

5.02                           As it relates to the Sublet Premises and the obligations of Subtenant under this Sublease Agreement, Subtenant shall obtain and keep in full force and effect during the term of this Sublease Agreement, at its sole cost and expense, the insurance coverage required pursuant to the Master Lease to be obtained by Sublandlord, as “Tenant” under the Master Lease, and such insurance coverage shall be in the nature and amounts and as otherwise set forth therein.  Subtenant shall pay all premiums and charges for such insurance.  All Commercial General

Liability insurance policies required of Subtenant hereunder shall name Subtenant as a named insured, and Sublandlord and the owners, managers and mortgage lenders of the Building, and their respective successors and assigns, as the interest of such designees shall appear, as additional insureds.  Subtenant shall provide Sublandlord with a certificate(s) of insurance evidencing the insurance coverage required under this Section 5.02 no later than October 1, 2007.

5.03                           Notwithstanding anything in this Sublease Agreement to the contrary, Subtenant expressly acknowledges and agrees that Sublandlord shall not have any liability or responsibility of any kind or nature whatsoever for any act or omission of Master Landlord, or for any failure by Master Landlord to perform and comply with its duties, obligations, liabilities and responsibilities under the Master Lease; and, without limiting the generality of the foregoing, Sublandlord shall not be obligated to furnish for Subtenant any services of any nature whatsoever, including, without limitation, the furnishing of heat, electrical energy, air conditioning, elevator service, cleaning, window washing, or rubbish removal services, provided, nevertheless, that in the event of any such default or failure of performance by Master Landlord, Sublandlord agrees, upon notice from Subtenant, to make demand upon Master Landlord to perform its obligations under the Master Lease and, provided that Subtenant specifically agrees to pay all costs of Sublandlord, to take reasonable and appropriate legal action to enforce the Master Lease.

5.04                           Without limiting the generality of Section 5.01 above, Subtenant shall only use and occupy the Sublet Premises for the use or uses permitted by the Master Lease.  Subtenant covenants and agrees that Subtenant will not do anything that would constitute a default under the Master Lease or omit to do anything which Subtenant is obligated to do under the terms of this Sublease Agreement and which would constitute a default under the Master Lease.

5.05                           In addition to, and not in lieu of other remedies provided in this Sublease Agreement, if Sublandlord has failed to make any payment or do any act which Sublandlord is obligated to do under the Master Lease after written notice from Master Landlord and the expiration of the applicable cure period under the Master Lease, Subtenant may, upon not less than three (3) business days prior written notice to Sublandlord, make any payment or do any act Sublandlord has failed to do in order to cure or prevent any default by “Tenant” under the Master Lease, and in such event, the amount of the expense thereof shall be due and payable from Sublandlord to Subtenant upon receipt of a written statement of such expenses from Subtenant.

6.                                       Transfer of Access and CCTV Systems.  Sublandlord, at its sole cost and expense, shall (a) transfer to Subtenant (i) all closed circuit television equipment located in the Building, (ii) a single sixteen (16) slot controller for the card access system in the Building plus sixteen (16) card swipes which shall include eleven (11) that support current perimeter doors and elevators plus two (2) existing subtenant interior spaces, and (iii) five (5) additional card readers to be used by Subtenant; (b) purchase on behalf of Subtenant a single user workstation license for the existing JCI card access system at the Building; and (c) arrange for the JCI software and all current data to be loaded into the new software system database and transfer a fully operational card access system for Subtenant.  Sublandlord’s obligations set forth above are subject to Subtenant, at its sole cost and expense, providing Sublandlord with a personal computer capable of supporting the JCI card access system and accompanying data.

7.                                       Consents and Approvals.  In any instance when Sublandlord’s consent or approval is required under this Sublease Agreement, Sublandlord shall not unreasonably withhold, condition or delay consent and Sublandlord’s refusal to consent to or approve any matter or thing shall be deemed reasonable if, without limitation, such consent or approval is required under the provisions of the Master Lease incorporated herein by reference but has not been obtained from Master Landlord.

8.                                       Attorneys’ Fees.  If Sublandlord or Subtenant brings an action to enforce the terms hereof or to declare rights hereunder, the prevailing party who recovers substantially all of the damages, equitable relief or other remedy sought in any such action shall be entitled to receive from the other party the prevailing party’s costs associated therewith, including, without limitation, reasonable attorneys’ fees and costs.

9.                                       Default.  The following shall constitute a “Default” under this Sublease Agreement: If (i) Subtenant fails to pay Rent or any other amount due under this Sublease within ten (10) business days after Subtenant receives notice of nonpayment from Sublandlord; or (ii) Subtenant fails to perform any other obligation under this Sublease Agreement within thirty (30) days after Subtenant receives notice of nonperformance from Sublandlord provided that if the breach is of such a nature that it cannot be cured within thirty (30) days, no default shall be deemed to have occurred by reason of the breach if cure is commenced promptly and diligently pursued to completion; or (ii) Subtenant permits, causes or otherwise suffers a Default to occur under the Master Lease which is not cured within the applicable notice and cure period set forth in the Master Lease.  Upon the occurrence of a Default under this Sublease Agreement, Sublandlord shall be entitled to any and all rights and remedies descried herein, in the Master Lease or available at law or in equity.

10.                                 Alterations.  Subtenant may make or cause, suffer or permit the making of any alterations, installations, changes, replacements, additions or improvements (structural or otherwise) in or to the Sublet Premises, including, without limitation, the demolition of all leasehold improvements now or at any time existing in the Sublet Premises (collectively, the “Alterations”), without the consent of Sublandlord obtained.  Notwithstanding the foregoing, any such Alterations which requires the approval of Master Landlord under the Master Lease shall not be undertaken by Subtenant without the prior written consent of the Master Landlord to the extent such consent is required under the Master Lease.  The cost of any Alterations in the Sublet Premises shall be borne entirely by Subtenant.

11.                                 Assignment and Sublease.  Subtenant shall have the right to assign this Sublease, or sublet all or any portion of the Subleased Premises, at any time and from time to time, without the consent of Sublandlord, but subject to the consent of Master Landlord as required under the Master Lease.  Neither Master Landlord nor Sublandlord shall charge a fee in connection with any such assignment or sublease by Subtenant.  Upon request of Subtenant, Sublandlord agrees to deliver to any assignee or sub-subtenant of Subtenant a recognition and non-disturbance agreement, acknowledging that any assignee or sub- subtenant shall have the right to quietly enjoy the Sublet Premises without hindrance or molestation by Sublandlord or by any other person lawfully claiming the same, subject to the covenants, agreements, terms, provisions and conditions of this Sublease Agreement.  No assignment of this Sublease Agreement or subletting of the Sublet Premises shall relieve Subtenant of its obligations under this Sublease.

12.                                 Parking.  Sublandlord hereby assigns to Subtenant all rights of Sublandlord under Section 14.30 of the Master Lease in and to sixteen (16) parking spaces in the Building Garage (as defined in Section 14.30 of the Master Lease), subject to the terms and conditions set forth therein and the payment of all charges associated therewith (if any), from the parking spaces in the Building Garage allocated to the Master Premises under Section 14.30 of the Master Lease.

13.                                 Notices.  All notices and demands of any kind which Sublandlord or Subtenant may require to be served upon the other, shall be given by depositing one copy of same in the United States mail, postage prepaid, certified mail, return receipt requested, or personally delivered, or by overnight commercial courier service, addressed- as follows:

To Sublandlord:

Aspen Technology, Inc
10 Canal Park
Cambridge, Massachusetts 02141
Attention: Chief Information Officer

With a copy to

Aspen Technology, Inc.
200 Wheeler Road
Burlington, Massachusetts 01803
Attention: General Counsel

To Subtenant:

c/o Equity Office Properties Management Corp.
100 Summer Street
Second Floor
Boston, MA 0210
Attention: Property Manager and Andrew Maher

With a copy to

Equity Office
Two North Riverside Plaza
Suite 2100
Chicago, IL 60606
Attention: Roxanne Osborne

The place to which said notice shall be sent may be changed (other than to a post office box address) by written notice given as hereinafter provided.  All such mailed notices shall become effective on the third day after the date of postmark.  All notices delivered personally or delivered by commercial overnight courier shall become effective when delivered or refused.

14.                                 Confidentiality.  Subtenant shall keep the existence of, and the content and all copies of this document and all related documents or agreements now or hereafter entered into, and all proposals, materials, information and matters relating thereto strictly confidential, and shall not disclose, disseminate or distribute any of the same, or permit the same to occur, with respect to any party other than Subtenant’s financial or legal advisors to the extent that they need such information to advise Subtenant (and Subtenant shall obligate any such other parties to whom disclosure is permitted to honor the confidentiality provisions hereof), except as may be required by applicable law or court proceedings.

15.                                 Consent.  Subtenant represents and warrants to Sublandlord that Subtenant has obtained all authorizations and consents necessary to execute and deliver this Sublease Agreement and that this Sublease Agreement constitutes the valid, legal and binding obligation of Subtenant.  Sublandlord represents and warrants to Subtenant that Sublandlord has obtained all authorizations and consents necessary to execute and deliver this Sublease Agreement and that this Sublease Agreement constitutes the valid, legal and binding obligation of Sublandlord.  This Sublease Agreement is subject to, and conditioned upon, any required consent or approval being granted by any lenders, mortgagees, ground lessors or partners of Sublandlord and of any of its affiliates.  If any such consents shall be denied or granted subject to the payment of unacceptable fees, charges or conditions, then this Sublease Agreement and all related documents or agreements entered into in connection herewith {including (he Assignment) shall be of no further force and effect.

16.                                 Broker.  Each party represents and warrants to the other party that it dealt with no broker or other person entitled to claim fees for such services in connection with the negotiation, execution and delivery of this Sublease Agreement, other than Newmark & Company Real Estate, Inc representing Sublandlord (“Broker”).  Sublandlord shall pay any commissions that are payable to Broker with respect to this Sublease Agreement in accordance with the provisions of a separate brokerage agreement with Broker.  Sublandlord agrees to defend, indemnify and hold Subtenant harmless from and against any and all claims for finders’ fees or brokerage or other commission which may at any time be asserted against Subtenant, including, without limitation, any claims of Broker together with any and all losses, damages, costs and expenses (including reasonable attorneys’ fees) relating to such claims or arising therefrom or incurred by Subtenant in connection with the enforcement of this indemnification provision.

17.                                 Entire Agreement; Waiver; Release.  This Sublease Agreement contains all of the covenants, agreements, terms, provisions, conditions, warranties and understandings relating to the subleasing of the Sublet Premises and Sublandlord’s obligations in connection therewith, and neither Sublandlord nor any agent or representative of Sublandlord has made or is making, and Subtenant in executing and delivering this Sublease Agreement is not relying upon, any warranties, representations, promises or statements whatsoever, except to the extent expressly set forth in this Sublease Agreement.  The failure of Sublandlord or Subtenant, as the case may be, to insist in any one or more cases upon the strict performance or observance of any obligation of the other party hereunder of to exercise any right or option contained herein shall not be construed as a waiver or relinquishment for the future of any such obligation or any right or option of such party.  No waiver or modification of this Sublease Agreement shall be deemed to have been made unless expressed in writing and signed by Subtenant and Sublandlord.  No surrender of possession of the Sublet Premises or of any part thereof shall release Subtenant from any of its obligations here under unless accepted by Sublandlord in writing.  The receipt and retention by Sublandlord of any portion of Rent from anyone other than Subtenant shall not be deemed a waiver of the breach by Subtenant of any term or provision of this Sublease Agreement, or as the acceptance of such other person as a tenant or subtenant, or as a release of Subtenant from the further keeping, observance or performance by Subtenant of the terms and: provisions of this Sublease Agreement.

18.                                 Successors and Assigns.  This Sublease Agreement shall be binding upon the parties hereto, their heirs, executors, legal representatives, successors and permitted assigns.

19.                                 Quiet Enjoyment and Non-Disturbance.  Subtenant shall quietly enjoy the Sublet Premises without hindrance or molestation by Sublandlord or by any other person lawfully claiming the same, subject to the covenants, agreements, terms, provisions and conditions of this Sublease Agreement and the Master Lease.  Subtenant shall have the right to request that Sublandlord shall execute and deliver to Subtenant a non-disturbance agreement, acknowledging that Subtenant shall have the right to quietly enjoy the Sublet Premises without hindrance or molestation by Sublandlord or by any other person lawfully claiming the same, subject to the covenants, agreements, terms, provisions and conditions of this Sublease Agreement and the Master Lease.

20.                                 Counterparts: Facsimile Signatures.  This Sublease Agreement may be executed in multiple counterparts and shall constitute an agreement binding on the parties notwithstanding that the parties are not signatories to the same counterpart provided that each party is furnished a copy or copies thereof reflecting the signature of all parties.  Transmission of a facsimile or electronic signature shall be deemed the equivalent of the delivery of the original and any party so delivering a facsimile or electronic signature shall in all events deliver to the other party an original signature promptly upon request.

21.                                 Governing Law.  This Sublease Agreement shall be governed by the laws of the State in the Sublet Premises are located.

22.                                 Headings.  If any provision of this Sublease Agreement or application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Sublease Agreement and the application of that provision to other persons or circumstances shall not be affected but rather shall be enforced to the extent permitted by law.  Paragraph headings are solely for convenience of reference and shall not affect its interpretation.  This Sublease Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Sublease Agreement or any part thereof to be drafted.  Each of the parties hereto acknowledge that it has been or has had the opportunity to be represented by counsel of its own choice throughout all of the negotiations which preceded the preparation of this Sublease Agreement and in connection with the preparation and execution of this Sublease Agreement.  Each covenant, agreement, obligation or other provision of this Sublease Agreement shall be deemed and construed as a separate and independent covenant of the party bound by, undertaking or making same, not dependent on any other provision of this Sublease Agreement unless otherwise expressly provided.

23.                                 Waiver of Jury Trial.  Sublandlord and Subtenant each hereby waive trial by jury in any action, proceeding or counterclaim brought by either of them against the other in connection with any matter arising out of or in any way connected with this Sublease Agreement, the relationship of Sublandlord and Subtenant, Subtenant’s use or occupancy of the Sublet Premises, any claim for injury or damage, and/or the enforcement of any remedy under any statute, emergency or otherwise.

24.                                 Estoppel.  At any time and from time to time within ten (10) business days after a written request from Sublandlord, Subtenant shall execute, acknowledge and deliver to Sublandlord a written statement certifying (i) that this Sublease Agreement has not been modified and is in full force and effect or, if there has been a modification of this Sublease Agreement, that this Sublease Agreement is in full force and effect as modified, and stating such modifications, (ii) that to the best of Subtenant’s knowledge, no defaults exist under this Sublease Agreement or, if any defaults do exist, specifying the nature of each such default, and (iii) as to such other matters, pertaining to the terms of this Sublease Agreement as Sublandlord may reasonably request, including matters similar to those for which Sublandlord is required to deliver to Landlord an estoppel certificate pursuant to the Lease.

25.                                 Independent Covenants.  The obligations of Subtenant and Sublandlord under this Sublease Agreement are independent and not mutually dependent covenants, and the failure of Sublandlord to perform any obligation hereunder will not justify or empower Subtenant to withhold Rent or any other amount owed to Sublandlord under this Sublease Agreement.

26.                                 Limitation of Liability.  Under no circumstances shall any present or future member, manager, partner, beneficiary, officer, director, trustee, shareholder, agent or employee of Subtenant, or their respective partners, agents, heirs, legal representatives, successors or assigns, have any liability for the performance of Subtenant’s obligations under this Sublease Agreement.

27.                                 Effective Date.  This Sublease Agreement shall only be effective upon the execution and delivery hereof by the undersigned and upon the acceptance hereof by the Master Landlord which shall be evidenced by Master Landlord’s execution below.

IN WITNESS WHEREOF, Sublandlord and Subtenant have signed this Sublease Agreement as of the day and ear first above written.

SUBLANDLORD;

ASPEN TECHNOLOGY, INC., a Delaware corporation

By:	/s/

Name:	Bradley T. Miller

Title:	CFO

The consent of Master Landlord to this Sublease Agreement is hereby acknowledged as of this 5th day of September, 2007.  If the Master Lease is terminated for any reason prior to the Termination Date of This Sublease Agreement, Master Landlord agrees to recognize Subtenant upon the then executory terms and conditions of this Sublease Agreement for the remainder of the term of this Sublease Agreement.  Master Landlord agrees that in the event of any conflict between the provisions of the Master Lease and the provisions of the Sublease Agreement with respect to the Sublet Premises only, the provision of the Sublease Agreement shall control.

MASTER LANDLORD:

MA-TEN CANAL PARK, L.L.C., a Delaware limited liability company

By:	/s/

Name:	Marshall Findly

Title:	VP

EXHIBIT A OUTLINE AND LOCATION OF SUBLET PREMISES

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